UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Amendment No. 2 to

Form 1‑K

For the fiscal year ended December 31, 2021

Commission file number 024-11640

ANDREW ARROYO REAL ESTATE, Inc.
(Exact name of registrant as specified in its charter)

Delaware	85-2103542
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
12636 High Bluff Drive, Suite 400 San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code    (888) 322-4368

Title of each class of securities issued pursuant to Regulation A:

Common Stock, par value $0.001

AMENDMENT NO 2. TO

FORM 1-K

ANDREW ARROYO REAL ESTATE, INC.

Andrew Arroyo Real Estate, Inc.

12636 High Bluff Drive, Suite 400

San Diego, CA 92130

888--32--AGENT www.aare.com

September 28, 2023

EXPLANATORY NOTE

This Amendment No. 2 on Form 1-K/A (“Amendment No. 2”) is being filed to amend our Annual Report on Form 1-K for the fiscal year ended December 31, 2021 (“Original Form 1-K”), filed with the U.S. Securities and Exchange Commission on April 28, 2022 (“Original Filing Date”), as amended by Amendment No. 1 to Form 1-K/A filed with the Securities Exchange Commission on September 29, 2022 (“Amendment No. 1”). The purpose of this Amendment No. 2 is to file a restatement of our financial statements and certain related disclosure.  The updates are contained in Item 2 and Item 7 in this Amendment No. 2.

On July 31, 2021, the Company “Andrew Arroyo Real Estate, Inc.” a Delaware “C” Corporation merged with “Andrew Arroyo Real Estate, Inc.” a California “S” Corporation. After the merger the California “S” Corporation was merged with and into the Company, which effectively ceased all operations of the California corporation, and those operations were assumed by the Company (the surviving Delaware “C” Corporation).

The Original Form 1-K and Amendment No. 1 accounted for the combined financials of the S-Corp and C-Corp combined. Upon consideration of ASC 805 Business Combinations (Topic 805) and the provisions of ASC 805-50-15-6, the Company has determined that the historical combined financial statements of the S-Corp and C-Corp for the year ended December 31, 2021 should be corrected to reflect only the C-Corp activity and therefore has restated the financial information for the year ended December 31, 2021 including the following adjustments outlined below.

Specifically, the financial statements for the year ended December 31, 2021 and related disclosure were revised as follows:

1.

The financial statements for the years ended December 31, 2021 and 2020 filed in the Original Form 1-K and Amendment No. 1 contained the combined results of the our current corporate entity (AARE-DE) and those of our predecessor entity (AARE-CA), which we acquired in a merger transaction on July 31, 2021. The restated financial statements contained in this Amendment No. 2 are the financial results of only AARE-DE, as required under general accepted accounting principles. Excluding the financial results of AARE-CA for the year ended December 31, 2021 from our financial results materially impacted our revenue, cost of sales, net profit, general and administrative expenses, and net profit (loss). In addition to excluding AARE-CA financial information from the included restated financial statements of AARE-DE, the restated financial statements for the year ended December 31, 2021 for AARE-DE the following items were restated or adjusted.

2.	This corrected filing removes the S-Corp activity from Jan.1-July 30, 2021 and correctly shows only the C-Corp activity from July 31-Dec.31, 2021.

3.	Reversal of inherent goodwill entry at merger from previous filing.

4.	Addition of right of use asset and lease liabilities under ASC-842.

5.	Correction to retained earnings and stockholders’ deficit.

6.	Addition of par value for the original common and preferred shares issued at merger.

7.	Adjustment to accumulated depreciation and amortization.

8.	Reduction in current portion of long-term debt.

Except as described above, this Amendment No. 2 does not modify or update other financial positions, results of operations, cash flows or other disclosures in, or exhibits to, the Original Form 1-K, nor does it reflect events occurring after the filing of the Original Form 1-K. Accordingly, this Amendment No. 2 should be read in conjunction with the Original Form 1-K and the Amendment No. 1.

2

ITEM 2 MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this Amendment No. 2 to the Annual Report on Form 1-K/A. Some of the information contained in this discussion and analysis or set forth elsewhere in this Amendment No. 2 to the Annual Report on Form 1-K, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that reflect our current views with respect to future events and financial performance, which involve risks and uncertainties. Forward-looking statements are often identified by words like: “believe”, “expect”, “estimate”, “anticipate”, “intend”, “project” and similar expressions or words that, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this Amendment No. 2 to the Annual Report on Form 1-K/A. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Our financial statements are stated in United States Dollars (USD or US$) and are prepared in accordance with United States Generally Accepted Accounting Principles (GAAP). All references to “Common Shares” refer to the Common Shares of our authorized capital stock.

There is limited historical financial information about us upon which to base an evaluation of our performance. We have only generated revenues from our operations in California. We cannot guarantee we will be successful in our business operations nationwide or our expansion through California. Our business is subject to risks inherent in the establishment of a new business enterprise including the financial risks associated with the limited capital resources currently available to us for the implementation of our business strategies. To become profitable and competitive, we must develop the business plan and execute the plan. Our management will attempt to secure financing through the issuance of our Common Stock, as described in our Regulation A Offering Circular filed with the Securities and Exchange Commission and initially qualified on October 12, 2021 and requalified on November 4, 2022.  Our management reserves the right to consider various other means of financing including convertible debt and debt financing and investment from institutions and private individuals.

Since inception, the majority of our time has been spent refining our business plan and preparing for a primary financial offering.

Company Overview & Background

Andrew Arroyo Real Estate Inc. d/b/a AARE is an American real estate company committed to servicing clients with residential, commercial and property management services. AARE is an early growth stage company incorporated in the State of Delaware on June 18, 2020, as a for-profit corporation with a fiscal year end of December 31st. On July 31, 2021, we completed a merger transaction with Andrew Arroyo Real Estate, Inc., a California corporation (“AARE-CA”), in a transaction in which we were the surviving entity and we assumed the assets, operations and liabilities of AARE-CA. We have a trademark for, use a d/b/a, and are known as “AARE.” AARE-CA was in business for over 17 years and had grown to become a well-respected real estate agency. As a result of the merger, we now have AARE-CA’s operations. As a result, the current and historical references to our business and operations herein relates to the combined business of AARE-CA and AARE-DE, but the financial statements contained herein relate to AARE-DE only. The primary purpose of the merger was to re-incorporate the company from California to Delaware as part of a plan to prepare for our nationwide expansion, capital fundraising and a public offering. We (AARE-DE) are licensed and registered in 24 states to conduct real estate services. AARE-CA was merged out of existence as a result of the merger. Our principal executive office is located at 12636 High Bluff Drive Suite 400, San Diego, CA 92130; our telephone number is 888-322-4368, our fax number is 858-720-1166 and our website address is www.aare.com.

Since AARE-DE was non-operational prior to closing the merger, except for some set-up expenses, the below disclosure is from AARE-CA’s historical operations since we assumed those operations at the close of the merger transaction, except the financial statements and related disclosure, which are from AARE-DE only.

3

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve as of the date of this filing. Management is actively monitoring the global situation on our financial condition, liquidity, operations, suppliers, industry, and workforce. Given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, we are not able to estimate the effects of the COVID-19 outbreak on our results of operations, financial condition, or liquidity for fiscal year 2021. However, if the pandemic continues, it could have an adverse effect on our results of future operations, financial position, and liquidity in year 2022.

Results of Operations for Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

Summary of Results of Operations

	Year Ended December 31,
	2021	2020
Revenue	$3,665,350	$-

Cost of Sales	$3,100,890	$-

Gross Profit	$564,460	$-

Operating expenses:

General and administrative	$708,863	$-
Total operating expenses	$708,863	$-

Operating loss	$(144,403)	$-

Other income (expense)
Total other income (expense), net	$9,082	$-
Net loss before income tax	$(135,321)	$-
Income tax expense	$(566)	$-
Net loss	$(135,887)	$-

Gross Profit

Our gross profit increased by $564,460 (restated) from $0 to $564,460, from the year ended December 31, 2020 compared to the year ended December 31, 2021. Our increase in gross profit was largely due to contracting with additional real estate agents and a general increase in the housing market as a result of limited inventory and rising prices. We expect our gross profit will grow in periods when there is property price expansion and decrease in periods of recession.

4

Operating Loss; Net Loss

Our net loss increased by $135,887 (restated) from $0 to ($135,887), from the year ended December 31, 2020 compared to the year ended December 31, 2021. Our operating loss increased by $144,403 (restated) from $0 to ($144,403) for the same periods. Although we had an increase in revenue of approximately $3,665,350 in 2021 compared to 2020, such increase was offset by an increase in our total cost of sales, as well as higher general and administrative expenses. The changes are detailed below.

Revenue

Our revenue increased by $3,665,350 (restated) from $0 to $3,665,350, from the year period ended December 31, 2020 compared to the year ended December 31, 2021. Our increase in revenue was largely due to contracting with additional real estate agents and a general increase in the housing market as a result of limited inventory and rising prices. We expect our revenues will grow in periods when there is property price expansion and decrease in periods of recession.

Cost of Sales

Our cost of sales increased by $3,100,890 (restated) from $0 to $3,100,890, from the year ended December 31, 2020 compared to the year ended December 31, 2021. The increase in cost of sales was largely due to increases in payments to real estate agents, transaction coordinators, referral fees, property management fees paid, and charitable contributions. We expect our cost of sales will grow in periods when there is property price expansion and decrease in periods of recession.

General and Administrative Expenses

General and administrative expenses increased by $708,863, from $0 for the year ended December 31, 2020 to $708,863 for the year ended December 31, 2021, primarily due to costs and fees associated with our nationwide expansion, the one-time costs related to our Regulation A offering of approximately $200,000, and support for the additional real estate agents contracts.  We expect to have costs related to expansion and additional real estate agents at times of expansion. We do not expect to have costs related to securities offerings except in periods we conduct an offering of our securities.

Net Other Income (Expense)

We had a net other income of $9,082 (restated) for the year ended December 31, 2021, and net other expense of $0 for the year ended December 31, 2020. In 2021 our net other income related to interest expense of ($3,919), a conversion adjustment of ($4,856) and other income of $17,857. For the period in 2020 we had no activity.

Liquidity and Capital Resources for Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

Introduction

We have limited liquidity. The capital resources required by us to manage our operations nationwide are significant. Therefore, we are offering, through our ongoing Regulation A offering, a limited number of shares of Common Stock to investors in order to raise capital and increase our liquidity and capital resources. We currently have $337,988 in long term debt as outlined in the financial statement section. We have no current commitments for capital expenditures and has no commitments for capital expenditures as of the end of the latest fiscal year and any subsequent interim period. As of the date of this Annual Report on Form 1-K, while we have generated revenues from our business operations, those revenues alone are not sufficient to fund our operations.

5

We use our capital resources to:

•	Fund operating costs;
•	Fund capital requirements, including capital expenditures;
•	Make debt and interest payments;
•	Invest in new technologies, products, services and ventures; and.
•	Making charitable contributions to support charities worldwide.

We need cash to meet our working capital needs as the business grows, to hire managing brokers, and to fund acquisitions and debt repayment. We intend to use cash flows from operations and existing availability under the current revolving credit facilities to fund anticipated levels of operations for the next twelve months. As our availability under our credit lines is limited, it is important that we manage our working capital. We may need to raise additional capital through debt or equity financings to support our growth strategy, which may include additional acquisitions. There is no assurance that such financing will be available or, if available, on acceptable terms. Our current cash on hand is limited. Our CEO, Andrew Michael Arroyo, is currently paying all costs associated with our ongoing Regulation A offering and shall pay any additional funds that may be required. Accordingly, we anticipate that our current cash on hand is not sufficient to meet the new obligations associated with being a company that is fully reporting with the SEC. However, to the extent that we do not expend the entire cash on hand on our ongoing Regulation A offering, the remaining cash will be allocated to cover these new reporting company obligations. Through 12/31/21, we spent approximately $200,000 on the costs related to our ongoing Regulation A offering, which was loaned to the Company by our CEO, and any additional funds that we are required to spend shall also be paid by our CEO and reimbursed from the proceeds of our ongoing Regulation A offering. To date, we have managed to keep our monthly cash flow requirement low for two reasons: first, our CEO draws a minimal salary at this time and, second, we have been able to keep our operating expenses to a minimum by operating with the minimum services necessary to sustain. We currently has no external sources of liquidity such as arrangements with credit institutions or off-balance sheet arrangements that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital. Our CEO has made no commitments, written or oral, with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees.

If we are unable to raise the funds partially through our ongoing Regulation A offering, we will seek alternative financing through means such as borrowings from institutions or private individuals. There can be no assurance that we will be able to keep costs from being more than these estimated amounts or that we will be able to raise such funds. Even if we sell all shares offered through our ongoing Regulation A offering, we expect that we will seek additional financing in the future. However, we may not be able to obtain additional capital or generate sufficient revenues to fund our operations. If we are unsuccessful at raising sufficient funds, for whatever reason, to fund our operations, we may be forced to seek a buyer for our business or another entity with which we could create a joint venture. If all of these alternatives fail, we could be required to seek protection from creditors under applicable bankruptcy laws.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address Board of Directors’ independence, Audit Committee oversight and the adoption of a code of ethics. Our Board of Directors is comprised of one individual. Our CEO makes decisions on all significant corporate matters such as the approval of terms of the compensation of our CEO and the oversight of the accounting functions.

We have not yet adopted any corporate governance policies and, since our securities are not yet listed on a national securities exchange, we are not required to do so. We have not adopted corporate governance measures such as an Audit Committee or other independent committees outside of our Board of Directors as we presently do not have any independent directors. If we expand our Board membership in future periods to include additional independent Directors, we may seek to establish an Audit Committee and other committees of our Board of Directors. It is possible that if our Board of Directors included independent Directors and if we were to adopt some or all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested Directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent Directors, decisions concerning matters such as compensation packages to our senior officer and recommendations for Director nominees may be made by a majority of Directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

6

During the year ended December 31, 2021 and 2020, we generated positive cash flows. Our cash on hand as of December 31, 2021 was $3,655 and our cash flow provided by operations is approximately $119,095. As a result, we do not have short term cash needs, but need to raise additional funds to finance our long term business plans. Our cash needs are being satisfied through our operations, but we will need additional money to fund our planned nationwide expansion. Although we are licensed 24 states, almost all of our current operations are in California.

Our cash, current assets, total assets, current liabilities, and total liabilities as of December 31, 2021 and as of December 31, 2020, respectively, are as follows:

	December 31, 2021	December 31, 2020	Change

Cash	$3,655	$0	$3,655
Total Current Assets	$317,834	$0	$317,834
Total Assets	$594,562	$0	$594,562
Total Current Liabilities	$494,633	$0	$494,633
Total Liabilities	$962,087	$0	$962,087

Our current assets increased as of December 31, 2021, as compared to December 31, 2020, primarily due to us having more cash and cash equivalents, as well as more other assets, consisting primarily of property management deposits. The increase in our total assets between the two periods is primarily related to increases in property management deposits, more cash and cash equivalents, as well as more property and equipment, net at December 31, 2021 compared to December 31, 2020.

Our current liabilities increased as of December 31, 2021, as compared to December 31, 2020. This increase was primarily due to increases in other current liabilities, which was property management deposits, and by us having more credit card debt and more outstanding on our lines of credit.

Sources and Uses of Cash

Operating Activities

We had net cash used in operating activities of $119,095 for the year ended December 31, 2021, as compared to net cash used in operating activities of $0 for the year ended December 31, 2020. In 2021, the net cash used in operating activities consisted primarily of our net loss of ($135,887), adjusted by depreciation and amortization of $30,857, change in other current assets of ($314,179), change in accounts payable of $19,050, change in accrued liabilities of $84,793, change in other current liabilities of $282,572 and change in operating lease liabilities of $151,889. For the period in 2020, we had no activity.

Investing Activities

Our cash used for investing activities during the year ended December 31, 2021 was ($544,223), compared to $0 during the year ended December 31, 2020. For the period in 2021, the cash used for investment activities related to the net purchases of property and equipment of ($544,223). For the period in 2020, we had no activity.

7

Financing Activities

Our net cash provided by financing activities for the year ended December 31, 2021 was $428,783, compared to $0 for the year ended December 31, 2020. For the year ended December 31, 2021, our net cash provided by financing activities consisted of proceeds  on auto loan of $36,945, proceeds from SBA loan of $147,780, proceeds on related party note of $165,000, net borrowings on a line of credit of $74,058, and cash from sales of common stock of $5,000. For the period in 2020, we had no activity.

Off Balance Sheet Arrangements

We have no off balance sheet arrangements as of December 31, 2021 and December 31, 2020.

Seasonal Cash Flow

The real estate brokerage business is seasonal. Our property management and membership cash flow stays fixed year-round as long as we maintain our current management contracts. The majority of property sales occur between March and September each year. Cash flow is normally strong during these months and typically offers a surplus. During the season between October and December, sales traditionally slow down but the cash flow is adequate to cover fixed expenses and overhead. The low season is January to February and usually runs a deficit, which requires the use of credit lines or capital reserves to sustain payroll and fixed overhead costs during these months before the spring selling season begins. In 2020, because of the Covid-19 crisis, the cash flow figures were abnormal and we witnessed a late spring that did not start until June and carried well through the end of the year.

Capital Expenditures

We have not made any major capital expenditures in 2021 and do not anticipate any near-term capital expenditures in 2022. In 2017-2019, we purchased more than $1,000,000 (original retail value) of broadcast-quality video/audio communication equipment for an average of 28 cents on the dollar to prepare for our nationwide communications in the digital age.

Contractual Obligations

We have very few contractual obligations. We have two long-term leases (2 year terms). The majority of our vendors, utilities and service providers are on month-to-month agreements; however, there are a few utilities and service providers that are on an annual contract that renews each year.

Debt

We received $121,102 of Payment Protection Plan (PPP) funds during the Covid-19 crisis and $150,000 in the form of an SBA loan. The PPP funds are 100% forgivable if certain conditions are met. The Company applied for forgiveness in 2020-2021. All $121,102 has been forgiven. The SBA loan is a 30-year loan at 3.75% interest. We may elect to pay this loan off in full or retain the loan. We also have fluctuating lines of credit for cash flow purposes with Wells Fargo Bank in the amount of approximately $75,000 and with American Express in the amount of approximately $100,000. Investors should be aware that funds utilized from our current ongoing Regulation A offering for debt retirement will not be available to support our growth.

Inflation

Although inflation has been rising, the effect of inflation on our revenues and operating results has not been significant. If there was a significant rise in inflation, this could affect long term interest rates, which directly affect borrowing costs for mortgages, and in turn may affect property sales and our ability to earn commission. The current interest rate environment is higher than the low interest rates experienced in the past few years.

8

Plan of Operations

We anticipate that the funds we intend to raise in our ongoing Regulation A offering will be sufficient to enable us to grow our company nationwide and execute our business plan, including, but not limited to, securing our base of operations and any updates and/or modifications; acquiring equipment and infrastructure; hiring a strong management team and key personnel; and achieving growth by way of licensing and strategic partnerships. It is the opinion of our management that the proceeds from our ongoing Regulation A offering will satisfy our need for liquidity and cash requirements for the foreseeable future and put us in a position to grow our business in accordance with our business plan, outlined below:

1.	Milestone 1: Hiring Management and Key Personnel Nationwide

Our plan of operation in this stage is to hire managing brokers nationwide to supervise and oversee the real estate agents we recruit, as required by law.

2.	Milestone 2: Growth of Acquisitions & Training Agents

Implement our “7 Steps to Powerful Paychecks” training nationwide in all markets, which led to our success in California, and acquire smaller brokerages and/or large teams to join our Company.

3.	Milestone 3: Ongoing Growth through Recruit, Retain, Nurture, Production of Content

Continue to grow our agency and utilize our Membership platform technology to recruit, retain, supervise and nurture the relationships with our agents and staff while producing quality content to keep them engaged, trained, inspired and focused on top performance.

ITEM 7 FINANCIAL STATEMENTS

FINANCIAL STATEMENTS

9

Financial Statements

ANDREW ARROYO REAL ESTATE, INC.

DECEMBER 31, 2021 AND 2020

ANDREW ARROYO REAL ESTATE, INC.

DECEMBER 31, 2021 AND 2020

10

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

ANDREW ARROYO REAL ESTATE, INC.

San Diego, CA 92130

We have audited the accompanying financial statements of ANDREW ARROYO REAL ESTATE, INC. a Delaware corporation which comprise the balance sheets as of December 31, 2020 and 2021 respectively and the related statements of income, retained earnings, and cash flows for the years then ended and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ANDREW ARROYO REAL ESTATE, INC. as of December 31, 2020 and 2021 respectively, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Scott W. Smith, CPA’s, Inc.

Murrieta, CA 92563

November 9, 2023

11

ANDREW ARROYO REAL ESTATE, INC.
BALANCE SHEETS
December 31, 2021 and 2020

	2021	2020
	(restated: see note 1)	(no activity)
ASSETS
Current assets
Cash and cash equivalents (Note 1)	$3,655	$-
Accounts receivable, net	$0	$-
Other current assets	$314,179	$-
Total current assets	$317,834	$-
Property and equipment, net (Note 1)	$276,728	$-
Intangible assets, net (Note 1)	$0	$-
TOTAL ASSETS	$594,562	$-

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$19,050	$-
Accrued liabilities	$84,793	$-
Other current liabilities (Note 1)	$282,572	$-
Current portion of notes payable	$11,737	$-
Current portion of operating lease liabilities	22,423	-
Line of credit (Note 6)	$74,058	$-
Total current liabilities	$494,633	$-

Long term liabilities
Notes payable, net of current portion (Note 6)	$337,988	$-
Long term operating lease liabilities, net of current portion	$129,466	$-
Total long term liabilities	$467,454	$-

Total Liabilities	$962,087	$-

Equity

Common Stock, $.001 par value; 25,000,000 shares authorized,
3,180,460 issued and outstanding as of December 31, 2022 and
3,000,000 issued and outstanding as of December 31, 2021.	$3,000	$-
Preferred Stock, ($.001 par value; 3,000,000 shares authorized, no shares issued and outstanding as of December 31, 2022
and December 31, 2021.	$-	$-
Series A Convertible Preferred Stock, $.001 par value;
2,000,000 shares authorized, and outstanding as of December 31, 2022
and December 31, 2021 (Note 9)	$2,000	-
Additional paid-in capital	$-	$-
Accumulated deficit	$(372,525)	$-

Total stockholders’ deficit	$(367,525)	$-
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$594,562	$-

See accompanying notes to the financial statements.

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ANDREW ARROYO REAL ESTATE, INC.
STATEMENT OF OPERATIONS
Years Ended December 31, 2021 and 2020

	2021	2020
	(restated: see note 1)	(no activity)

Revenues	$3,665,350	$-

Cost of Sales:
Sales Commissions	$2,841,120	$-
Transaction Coordinators	$79,931	$-
Supplies and Materials	$31,601	$-
Referral Fees	$69,289	$-
Property Management Fees	$65,899	$-
Mentor-Coaching Fees	$1,637	$-
Buyer-Seller Costs	$-	$
Staging Operations	$11,413	$-

Total Cost of Sales	$3,100,890	$-

Gross Profit	$564,460	$-

General and administrative expenses	$708,863	$-

Net Loss from Operations	$(144,403)	$-

Other Income/(Expense)	$9,082	$-

Net Loss before income tax expense	$(135,321)	$-

Income Tax Expense	$(566)	$-

Net Loss	$(135,887)	$-

Earnings Per Share (Basic)	$(0.04)	$-
Earnings Per Share (Fully Diluted)	$(0.03)	$-

See accompanying notes to the financial statements.

13

ANDREW ARROYO REAL ESTATE, INC.
STATEMENT OF STOCKHOLDERS’ EQUITY
Years Ended December 31, 2021 (restated) and 2020 (no activity)

	Common		Preferred
	Stock		Stock		Additional		Total
	Shares	Common	Shares	Preferred	Paid-in	Retained	Stockholders’
	Issued	Stock	Issued	Stock	Capital	Earnings	Deficit

Balance - December 31, 2020	-		-	-	-	-	-

Net Loss (restated)						$(135,887)	$(135,887)

Balance - December 31, 2021 As reported (restated)	-		-	-	-	$(135,887)	$(135,887)
Adjustment (Note 1)	3,000,000	$3,000	2,000,000	$2,000	-	$(236,638)	$(231,638)
Balance - December 31, 2021 As adjusted (restated)	3,000,000	$3,000	2,000,000	$2,000	-	$(372,525)	$(367,525)

See accompanying notes to the financial statements.

14

ANDREW ARROYO REAL ESTATE, INC.
Statement of Cash Flows
Years Ended December 31, 2021 and 2020

	2021	2020
	(restated: see note 1)	(no activity)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(135,887)	$-
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	$30,857	$-
Gain on sale of property and equipment	$-	$-
Changes in assets and liabilities:
Accounts receivable	$-	$-
Other current assets	$(314,179)	$-
Accounts payable	$19,050	$-
Accrued liabilities	$84,793	$-
Other current liabilities	$282,572	$-
Change in operating lease liabilities	$151,889	$-

Net cash used in operating activities	$119,095	$-

CASH FLOWS FROM INVESTING ACTIVITIES:
Net purchases of property and equipment	$(544,223)	$-
Disposal of property and equipment	$-	$-
Purchases of intangible assets	$-	$-

Net cash flows used in investing activities:	$(544,223)	$-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds / (repayment) on auto loan	$36,945	$-
Proceeds from SBA Loan	$147,780	$-
Proceeds / (repayment) on related party note payable	$165,000	$-
Net borrowings on line of credit	$74,058	$-

Cash from sales of common stock	$5,000	$-

Net cash provided by financing activities:	$428,783	$-

Net increase in cash and cash equivalents	$3,655	$-

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	$0	$-
CASH AND CASH EQUIVALENTS END OF YEAR	$3,655	$-

See accompanying notes to the financial statements.

15

ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 1 - THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Andrew Arroyo Real Estate, Inc. (the “Company”) was incorporated on June 18, 2020, under the laws of the State of Delaware. A predecessor company that was merged with and into the Company effective July 31, 2021 was originally incorporated under the laws of the State of California on January 20, 2004, as Andrew Michael Arroyo Inc. and updated its name to Andrew Arroyo Real Estate Inc. on April 30, 2007. The trademark and d/b/a that is known in the marketplace is “AARE”. The Company was formed to conduct real estate brokerage services. These services include assisting clients buy, sell, manage, and invest in residential and commercial properties as well as business opportunities. The Company’s year-end is December 31. As a result of the above-referenced merger, all operations of the California corporation were assumed into the Company. As a result, the historical financial statements of the California corporation are the ones presented herein.

On July 29, 2021, the Company filed an amended and restated Certificate of Incorporation with the State of Delaware, which (i) increased the Company’s authorized common stock from 1,000 shares of common stock to 25,000,000 shares of common stock, par value $0.001, and 5,000,000 shares of preferred stock, par value $0.001; and (ii) effected a 1-for-3,000 forward stock split of the Company’s issued and outstanding common stock. The authorized preferred stock created, provides that the Board of Directors of the Company may fix the terms of any series of preferred stock created, including any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of any redemption, redemption, redemption price or prices, and liquidation preferences, if any.

On July 29, 2021, after filing the amended and restated Certificate of Incorporation, the Company filed a Certificate of Designation with the State of Delaware to create a series of preferred stock entitled “Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock (i) has dividend rights on an equal basis with the Company’s common stock, (ii) has preference in the event of a liquidation event, (iii) is convertible after 12 months into shares of the Company’s common on a 1-for-1 basis, (iv) has three votes per share for any matter properly brought before the Company’s shareholders for a vote, and (v) contains certain protective provisions.

On July 31, 2021, the Company “Andrew Arroyo Real Estate, Inc.” a Delaware “C” Corporation merged with “Andrew Arroyo Real Estate, Inc.” a California “S” Corporation. After the merger the California “S” Corporation was merged with and into the Company, which effectively ceased all operations of the California corporation, and those operations were assumed by the Company (the surviving Delaware “C” Corporation). Effective with the merger, the Certificate of Incorporation of the Company stayed as the Company’s Certificate of Incorporation, and the 1,000 shares owed by the sole shareholder of the California corporation, Mr. Andrew Arroyo, the Company’s sole director and one of its executive officers, were exchanged for 2,000,000 shares of the Company’s Series A Convertible Preferred Stock.

Basis of Presentation

The December 31, 2021 audited financial statements include the accounts of the Company under the accrual basis of accounting. The financial statements, included herein, have been prepared by the Company pursuant to the rules and regulations of the United States Securities and Exchange Commission. Pursuant to these rules and regulations, the financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and have been consistently applied.

See Report of Independent Auditors Report

16

ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 1 - THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES (Continued)

Management’s Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ materially from those estimates.

Income Taxes

The Company accounts for income taxes in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification  (ASC 740), “Income Taxes,” which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

The Company has adopted the provisions of FASB ASC 740-10-05, “Accounting for Uncertainty in Income Taxes”. The ASC clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The ASC prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The ASC provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company, prior to merging operated as an S-Corporation which is a “Pass-through” entity for taxation purposes. In lieu of Federal income taxes, the shareholders are taxed on their proportionate share of the Company’s taxable income.

The Shareholders were liable for their pro-rata share of the net income for payment of the tax liability incurred as a result of the pass-through income through the merger date of July 30, 2021. Therefore, no provision or liability for Federal income taxes has been included in the financial statements. For California Franchise tax a purpose, a flat tax of $800 or 1.5% is incurred for the benefit of operating a California based S-Corporation. Upon the merger the Company was reorganized as a “C” Corp.   As a C Corp. under current tax law the Company is responsible for Federal taxes equal to 21% of the net income of the Company as well as various tax rates for the states they have operations in.  For the year ended December 31, 2021, the Company had a net operating loss (NOL) of $135,887 as well as a charitable contribution carryover the combination of which created a deferred tax asset which are reduced by the valuation allowance.

The Company operates in 24 states throughout the U.S. Each state has an income tax and/or a franchise/commerce tax on the gross receipts of businesses based on total revenues in each state. The provision for income taxes includes state income taxes currently payable and deferred income taxes. Deferred income taxes represent the effects of items reported for tax purposes in periods different from those used for financial statement purposes. For the year ended December 31, 2021, there was a deferred tax asset of $31,138 with a ($31,138) valuation allowance. There was no deferred tax asset or valuation allowance for 2020.

See Report of Independent Auditors Report

17

ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 1 - THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES (Continued)

Charitable giving policy.

Giving and sharing are more than buzzwords at AARE. Up to 20% of the Company’s gross profit on every transaction goes to charity (after sales agent’s commissions are paid). The Company believes that with success comes the responsibility to do what they can for those less fortunate. Toward that end, the Company funds non-profit organizations dedicated to helping those in need. They support numerous religious and secular charities worldwide. The Company has no intention of deviating from this policy or reducing the amount it gives to charity. The charitable giving policy has been written into the bylaws and certificate of incorporation. For the years ending December 31, 2021 and 2020, the Company donated $28,627 and $0 respectively. In addition, for the year ended December 31, 2021, Andrew Arroyo personally donated an additional $57,315 (unaudited) personally from his (at the time) S-Corporation pass through income.

Cash and Cash Equivalents

The Company considers all short-term securities purchased with maturity dates of three months or less to be cash. The Company from time to time during the years covered by these financial statements may have bank balances in excess of its insured limits. Management has deemed this as a normal business risk. Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. During the years ended December 31, 2021 and 2020, the Company had approximately $3,655 and $0 respectively deposited in two financial institutions. Of this amount, $3,655 and $0 respectively was insured by the Federal Deposit Insurance Corporation.

Concentration and Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit.

Restricted Cash

Certain of the Company’s cash positions are property management trust funds, which include security deposits and rents that belong to property owners. These cash amounts are reported as other current assets and other current liabilities on the balance sheets based on when the cash will be contractually released to the owners or tenants of the properties. Total restricted cash was approximately $270,019 and $0 on December 31, 2021 and 2020, respectively. These amounts are included in the other current assets and other current liabilities in the accompanying balance sheet.

Intangible Assets

Intangible assets include patented and unpatented technology, trade names, customer relationships and other specifically identifiable assets and are amortized on a straight-line basis over their respective estimated useful lives. Intangible assets are reviewed for impairment when facts and circumstances indicate a potential impairment has occurred or annually. As of December 31, 2021 the Company had $0 of net intangible assets.

See Report of Independent Auditors Report

18

ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 1 - THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment

Property and equipment are carried at cost. Expenditures for property and equipment are capitalized and depreciated over five to 31.5 years using the declining balance method. When assets are retired or sold, the related cost and accumulated depreciation are removed from the account and any gain or loss arising from such disposition is included as income or expense. Expenditures for repairs and maintenance are charged to expense as incurred. For the year ending December 31, 2021 and 2020, depreciation expense was $22,224 and $0, respectively. Fixed assets consisted of:

	2021 (restated: see note 1)		2020 (no activity)
Property and Equipment:
Automobiles and Transportation	$146,435		$-
Leasehold Improvements	$25,034		$-
Advertising Equipment	$226,195		$-
Furniture and Fixtures	$41,841		$-
Right-of-Use Asset	$149,416		$-
	$588,921		$-

Accumulated Depreciation	$(312,193	) )	$-
Property and Equipment, net	$276,728		$-

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company determines the allowance based on individual customer review and current economic conditions. The Company reviews its allowance for doubtful accounts at least quarterly. Individual balances exceeding a threshold amount that are more than 90 days past due are reviewed individually for collectability. All other balances are reviewed on a pooled basis by type of receivable. Account balances are charged off against the allowance when the Company determines it is probable the receivable will not be recovered. The balance of the allowance for doubtful accounts was $0 and $0 at December 31, 2021, and December 31, 2020, respectively.

See Report of Independent Auditors Report

19

ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 1 - THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

The Company has generated significant revenues in California. The Company has not, to date, generated significant revenues outside California. The Company recognizes revenue in accordance with FASB Accounting Standards Codification (“ASC”) 606, “Revenue from Contracts with Customers”  which requires that five basic criteria must be met before revenue can be recognized: (1) identification of the contract with a customer, (2) identification of the performance obligation(s), (3) determination of the transaction price, (4) allocation of the transaction price to the performance obligation(s), and (5) recognition of revenue when, or as the Company satisfies a performance obligation.  (Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

Recently Issued Accounting Pronouncements

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. The guidance amends ASC 805 to require acquiring entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. The amendment is effective for public companies with fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The amendment should be applied prospectively to business combinations occurring on or after the effective date. Early adoption is permitted. The Company does not plan on early adoption and the adoption of this standard is not expected to have a material impact on the Company’s financial statements.

Recently Adopted Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The ASU is part of the FASB’s simplification initiative; and it is expected to reduce cost and complexity related to accounting for income taxes by eliminating certain exceptions to the guidance in ASC 740, Income Taxes related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new guidance also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The new standard will become effective for public companies with fiscal years beginning after December 15, 2020, including interim periods within those fiscal years.

The Company adopted this guidance as of the inception of the Company on June 18, 2020 and the adoption of this standard did not have a material impact on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

See Report of Independent Auditors Report

20

ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 1 – THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES (Continued)

Restatement and Adjustment

On July 31, 2021, the Company “Andrew Arroyo Real Estate, Inc.” a Delaware “C” Corporation merged with “Andrew Arroyo Real Estate, Inc.” a California “S” Corporation. After the merger the California “S” Corporation was merged with and into the Company, which effectively ceased all operations of the California corporation, and those operations were assumed by the Company (the surviving Delaware “C” Corporation).

Previously, the Company’s filing accounted for the combined financials of the S-Corp and C-Corp combined. Upon consideration of ASC 805 Business Combinations (Topic 805) and the provisions of ASC 805-50-15-6, the Company has determined that the historical combined financial statements of the S-Corp and C-Corp for the year ended December 31, 2021 should be corrected to reflect only the C-Corp activity and therefore has restated the financial information for the year ended December 31, 2021 including the following adjustments outlined below.

1. This restatement and corrected filing remove the S-Corp activity from Jan.1-July 30, 2021 and correctly shows only the C-Corp activity from July 31-Dec.31, 2021.

2. Reversal of inherent goodwill entry at merger from previous filing.

3. Addition of right of use asset and lease liabilities under ASC-842.

4. Correction to retained earnings and stockholders’ deficit.

5. Addition of par value for the original common and preferred shares issued at merger.

6. Adjustment to accumulated depreciation and amortization.

7. Reduction in current portion of long-term debt.

There was no impact from this restatement on the years ended prior to December 31, 2021. The information in the following table shows the effect of the restatement and adjustment on each affected financial statement line item:

	December 31,
	As Previously Reported 2021	Restated 2021	Effect of Change
BALANCE SHEETS
Goodwill	$310,808	$—	$(310,808)
Accumulated Amortization and Depreciation	42,699	312,193	269,494
Right of Use Asset	—	149,416	149,416
Total Assets	393,274	594,562	201,288
Current Portion of Long Term Debt	111,737	11,737	100,000
Lease Liabilities (long term and current portion)	—	151,889	(151,889)
Total Current Liabilities	572,211	494,633	(77,578)
Total Liabilities	810,198	962,087	(151,889)
Preferred Stock	—	2,000	2,000
Common Stock	—	3,000	3,000
Retained Earnings	(651,708)	(236,638)	415,070
Total Stockholders’ Deficit	(133,414)	(367,525)	(234,111)
Total Liabilities and Stockholders’ Equity	676,784	594,562	(82,222)

See Report of Independent Auditors Report

21

ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

	Year ended December 31,
	As Previously Reported 2021	Restated 2021	Effect of Change
STATEMENT OF OPERATIONS: C-Corp activity from July 31-Dec. 31,2021. S-Corp activity from Jan. 1 - July 30th removed.
Revenue	$9,119,970	$3,665,350	$(5,454,620)
Total Cost of Sales	7,740,814	3,100,890	(4,639,924)
Gross Profit	1,379,155	564,460	(814,695)
General and administrative expenses	1,394,193	708,863	(685,330)
Net loss from operations	(15,038)	(144,403)	(129,365)
Net Loss	(67,195)	(135,887)	(68,692)
Earnings Per Share (Basic)	—	(.04)	(.04)
Earnings Per Share (Fully Diluted)	—	(.03)	(.03)

	Year ended December 31,
	As Previously Reported 2021	Restated 2021	Effect of Change
STATEMENT OF STOCKHOLDERS’ EQUITY
Common Stock	$1,000	$3,000	$2,000
Preferred Stock	—	2,000	2,000
Balance December 31, 2021	(134,414)	(367,525)	233,111

See Report of Independent Auditors Report

22

ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

	Year ended December 31,
	As Previously Reported 2021	Restated 2021	Effect of Change
STATEMENT OF CASH FLOWS
Net Loss	(67,195)	(135,887)	(68,692)
Amortization and Depreciation	42,719	30,857	11,862
Changes in other receivables	127,192	—	127,192
Changes in prepaid expenses and other	(29,028)	—	(29,028)
Other current assets		(314,179)	(314,179)
Changes in other payables	21,733	—	21,733
Accrued liabilities	—	84,793	84,793
Other current liabilities	—	282,572	282,572
Change in operating lease liabilities	—	151,889	151,889
Net Cash Provided by Operating Activities	116,319	119,095	2,776
Net purchases of property and equipment	(25,022)	(544,223)	(519,201)
Disposal of property and equipment	3,582	—	3,582
Purchases of intangible assets (goodwill)	(310,808)	—	(310,808)
Net Cash Used in Investing Activities	(322,248)	(544,223)	221,975
Net proceeds on borrowings	95,428	—	95,428
Proceeds on auto loan	—	36,945	36,945
Proceeds from SBA Loan	—	147,780	147,780
Proceeds on related party note payable	—	165,000	165,000
Net borrowings on line of credit	—	74,058	74,058
Changes in Line of Credit	18,858	—	18,858
Dividend Distribution	66,597	—	66,597
Cash from sales of common and preferred stock	—	5,000	5,000
Net cash provided by financing activities:	180,883	428,783	247,900
Net increase in cash and cash equivalents	(35,046)	3,655	38,701
Cash and Cash Equivalents at the beginning of year	38,701	0	(38,701)

See Report of Independent Auditors Report

23

ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 2 – LOSS PER SHARE, BASIC AND DILUTED

Basic earnings / loss per share has been computed by dividing net earnings /loss available to common shareholders by the weighted average number of common shares outstanding for the period. Shares issuable upon the exercise of any warrants or stock options, have been excluded as a Common Stock equivalent in the diluted loss per share because no stock options have been issued as of the date of this filing. Fully diluted earnings / loss per share has been computed by dividing net earnings /loss available to common shareholders by the weighted average number of common shares and preferred shares outstanding for each period presented. For the period ending December 31, 2021 the basic loss per share available to common shareholders has been computed by dividing the net loss of ($135,887) by the weighted average of 3,000,000 issued and outstanding common shares. The fully diluted loss available to common shareholders has been computed by dividing the net loss of ($135,887) by the weighted average of 5,000,000 issued and outstanding common and preferred shares. For the period ending December 31, 2020, there was no activity so earnings /loss per share was not calculated.

NOTE 3 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments, as defined by FASB ASC subtopic 825-10, Financial Instrument (“ASC 825-10”), include cash, accounts payable and note payable. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at December 31, 2022 and 2021 respectively.

FASB ASC 820 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1: Observable inputs such as quoted prices for identical assets or liabilities in active markets;
•

Level 2: Inputs to the valuation methodology, including quoted prices for similar assets and liabilities in active markets that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument; and

•	Level 3: Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions.

NOTE 4 – STOCK BASED COMPENSATION

The Company follows Accounting Standards Codification subtopic 718-10, Compensation (“ASC 718-10”), which requires that all share-based payments to both employees and non-employees be recognized in the income statement based on their fair values.

As of December 31, 2021, the Company does not have any issued or outstanding stock-based compensation through any qualified or non-qualified stock-based compensation plan. After the registration of these shares with the SEC, the Company will establish a broad-based employee stock purchase plan and an omnibus stock compensation plan to issue and award restricted stock units, restricted stock, options or a combination of these award types based on service and performance. These awards will be offered to both employees and non-employees. Investors will be provided a copy of this plan once the plan becomes effective, and Form S-8 will be filed with the SEC.

See Report of Independent Auditors Report

24

ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 5 - RELATED PARTY TRANSACTIONS

The Company Formed “Smart Real Estate Tools, LLC” in May 2021 as a joint venture. It is a membership software program for real estate agents. It provides tools to real estate agents in a proprietary manner. The Company owns 50% along with the software developer. This joint venture was terminated by mutual consent in the first quarter of 2022.

The Company’s chief executive officer (CEO) , Andrew Arroyo, is the 100% owner of “Andrew Arroyo Investments, LLC.” The company performs Investment management services. Andrew and Megan Arroyo have a minority interest in “Neighborhood Investment Network, LLC.” The company uses retirement funds for investing in real estate. Andrew and Megan Arroyo own 22.5% through one of their retirement accounts.

Through December 31, 2021, the Company spent approximately $200,000 on the costs related to our ongoing Regulation A offering, which was loaned to the Company by the CEO, Andrew Michael Arroyo. The terms of the promissory note are interest payable on the unpaid principal at the rate of 4% per annum. Principal and interest will be paid beginning February 1st, 2022 until the end of the repayment period which is June 29th, 2025. For the period ending December 31, 2021, $1,740 of interest was accumulated. During this period, no principle or interest was paid.

For the period ending December 31, 2020, no principle or interest was paid.

NOTE 6 - DEBT

Lines of Credit

The Company has a $75,000 business Line of Credit (LOC) through Wells Fargo Bank that renews annually. The LOC carries an interest rate of 9.25% as of December 31, 2021. As of December 31, 2021, $74,058 was outstanding under this LOC. There was no line of credit under this Delaware entity as of December 31, 2020. The Company has a $125,000 working capital Line of Credit (LOC) through American Express. As of December 31, 2021 and 2020, $0 and $0 was outstanding under this LOC, respectively.

PPP Loan

The Company obtained two Covid19 related loans: One a Paycheck Protection Program (PPP) loan at zero interest rate for $50,555. This is a forgivable loan if the Company met the criteria for forgiveness. This loan was forgiven in full in March 2021. As of December 31, 2021 and 2020, $0 and $0 was outstanding under this PPP, respectively.

EIDL Loan

The Company also took out an Economic Injury Disaster Loan (EIDL) in the amount of $149,900. This loan carries a 3.75% interest rate payable over 30 years with a deferred start date until April 29, 2021. As of December 31, 2021 and 2020, $147,780 and $0 was outstanding under this EIDL, respectively.

Vehicle Loan

On December 26, 2020, the Company also took out a vehicle loan for a Lexus RX in the amount of $46,014. The loan is for a period of 5 years at 1.99% interest rate.  As of December 31, 2021 and 2020, $36,945 and $0 was outstanding under this Vehicle loan, respectively.

See Report of Independent Auditors Report

25

ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

The debt schedule for the years ending December 31, 2021 and December 31, 2020 were as follows:

	2021 (restated)	2020 (no activity)
Long Term Debt:
Note Payable SBA-EIDL loan	$147,780	$-
Note Payable - Lexus	$36,945	$-
Note Payable - Andrew Arroyo (Note 5)	$165,000	$-
Total Long Term Debt	$349,725	$-
Current Portion Long Term Debt	$(11,737)	$-
Total Long Term Debt, net of current portion	$337,988	$-

Operating Lease Liabilities

Operating lease liabilities as of January 1, 2021	$169,880
Lease payments made	$(17,991)
New lease liabilities	$-
$151,889

Less: current portion	$(22,423)
Long-term operating lease liabilities at December 31, 2021	$129,466

In March 2021, the Company entered into a 24-month lease agreement with expiration date in March 2023 for its corporate office in California. The agreement requires initial base rent payments of approximately $2,883 per month increasing to approximately $2,969 per month.

In April 2022, the Company entered into a 24-month lease agreement with expiration date in April 2024 for its corporate office in California. The agreement requires initial base rent payments of approximately $1,881 per month increasing to approximately $1,937 per month. The Company renewed and extended this lease through March 2025.

Total future operating lease liability commitments for the above non-cancellable leases as of December 31, 2021, are as follows:

For the year ending December 31:
2022	$35,542
2023	$36,607
2024	$37,708
2025	$38,845
2026	$40,007
2027	$3,342
Total lease payments	$192,051
Less: imputed interest	$(40,162)
Total	$151,889

See Report of Independent Auditors Report

26

ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 7 - INCOME TAXES

Income taxes for the years ending December 31, 2021 and 2020 consists of the following:

	2021	2020 (no activity)
Current federal income tax	$-	$-
Current state income tax	$1,847	$-
Deferred income tax	$-	$-
Income tax expenses (benefit)	1,847	-

	2021	2020 (no activity)
Deferred tax assets (liabilities):
Loss carryforwards	$31,138	$-
Property and equipment	$-	$-
Other	$-	$-
Valuation allowance	$(31,138)	$-
Deferred tax assets (liabilities)	$-	$-

	2021 Amount	2021 Rate	2020 Amount	2020 Rate
Provision for income tax reconciled to the tax computed at the Federal rate is as follows:

Tax expense at the Federal rate	$(31,138)	(15)%	-	0%
Valuation allowance	$31,138	15%	-	0%
Income tax expense	$-	0%	-	0%

See Report of Independent Auditors Report

27

ANDREW ARROYO REAL ESTATE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2021 AND 2020

NOTE 8 – CONTENGENCIES

The real estate business is known as a litigious industry, especially in certain states like California where the Company conducts business. Buyers and sellers often bring claims against one another and usually attempt to involve the real estate agents and brokers in the claim or the suit seeking financial damages. In determining whether liabilities should be recorded for pending litigation claims, one must assess the allegations and the likelihood that we will successfully defend the claim. When the Company believes it is probable that it will not prevail in a particular matter, the Company will then record an estimate of the amount of liability based, in part, on advice of outside legal counsel. Currently, there is one outstanding claim that is being arbitrated in San Diego, California, where a buyer desires for the sale to be rescinded and the seller to reclaim the home. The Company maintains a $1,000,000  errors and omission policy that covers the Company all the way back to June 9, 2009. In the event the Company incurs any financial liability from this claim, it will be covered under the errors and omissions policy up to $1,000,000, per occurrence.

Outside of this one claim, the Company is not involved in any proceedings, including product or service liability, general liability, workers’ compensation liability, employment, or commercial and intellectual property litigation, which have arisen in the normal course of operations. The Company is insured for professional liability insurance, general liability, workers’ compensation, employer’s liability, property damage and other insurable risk required by law or contract, with retained liability or deductibles. The Company has recorded and maintains an estimated liability in the amount of management’s estimate of the Company’s aggregate exposure for such retained liabilities and deductibles. For such retained liabilities and deductibles, the Company determines its exposure based on probable loss estimations, which requires such losses to be both probable and the amount or range of probable loss to be estimable. The Company believes it has made appropriate and adequate reserves and accruals for its current contingencies.

NOTE 9 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through September 28, 2023, the date on which the accompanying financial statements were available to be issued, and concluded that, no material subsequent events have occurred since December 31, 2021, that require recognition or disclosure in the financial statements except as follows:

See Report of Independent Auditors Report

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ITEM 8   EXHIBITS

Item No.	Description

2.1(1)	Amended and Restated Articles of Incorporation of Andrew Arroyo Real Estate Inc.

2.2(1)	Amended and Restated Bylaws of Andrew Arroyo Real Estate Inc.

2.3(1)	Certificate of Merger filed in State of Delaware effective July 31, 2021

2.5(1)	Merger Agreement by and between Andrew Arroyo Real Estate, Inc., a California corporation and Andrew Arroyo Real Estate Inc., a Delaware corporation dated July 28, 2021

4.1(1)	Form of Subscription Agreement for the Offering

10.1(1)	Escrow Agreement for the Offering

(1) Incorporated by reference from Issuer’s Offering Statement on Form 1-A filed with the Commission on September 15, 2021.

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SIGNATURES

Pursuant to the requirements of Regulation A, the Issuer has duly caused this Amendment No. 2 to Form 1-K to be signed on its behalf by the undersigned thereunto duly authorized, in the City of San Diego, State of California, on November 9, 2023.

Andrew Arroyo Real Estate Inc.

Dated: November 9, 2023		/s/ Andrew Michael Arroyo
	By:	Andrew Michael Arroyo
	Its:	President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of Regulation A, this report has been signed by the following persons in the capacities and on the dates indicated.

Dated: November 9, 2023		/s/ Andrew Michael Arroyo
	By:	Andrew Michael Arroyo, President, Chief Executive Officer (Principal Executive Officer), and Director

Dated: November 9, 2023		/s/ Tiffany Mohler
	By:	Tiffany Mohler
	Its:	Treasurer (Principal Financial Officer) and VP Administration

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